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                                                                 Exhibit 4(p)


                                  THIRD AMENDMENT
                                         TO
                                 A. SCHULMAN, INC.
                   1992 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                   ----------------------------------------------


1.   PURPOSE OF AMENDMENT.

     The purpose of this Amendment to the A. Schulman, Inc. 1992 Non-Employee Directors' Stock Option Plan (the "Plan") is to limit the ability of the Committee (this term and all other capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Plan) to reprice, replace or grant Options previously granted under the Plan.

2.   AMENDMENT.

     Pursuant to the power reserved by the Board in Section 10.2 of the Plan,
Section 4 of the Plan is hereby amended by the addition thereto of the following as the final sentence thereof:

     "Notwithstanding anything to the contrary set forth above, the Committee shall not, without the prior approval of the shareholders of the Company, reprice, replace, or regrant any Option previously granted through the cancellation and reissuance thereof or by lowering the Option Price applicable thereto."

3.   EFFECTIVE DATE.

     The effective date of this First Amendment shall be December 9, 1999.